Exhibit 16.2

October 19, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read KORE Group Holdings, Inc. (formerly known as Cerberus Telecom Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated October 13, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 13, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York